Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1, and the related Prospectus of Dreamfly Productions Corporation for the registration of 2,921,932 shares of common stock and to inclusion therein of our report dated October 22, 2009, with respect to the consolidated financial statements of Dreamfly Productions Corporation as of December 31, 2008 and 2007 and for the years then ended, filed with the Securities and Exchange Commission.

/s/ Whitley Penn LLP

Dallas, Texas
November 12, 2009